CorEnergy Schedules Earnings Release for Third Quarter Ended September 30, 2013

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – October 30, 2013 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) (“the Company”) announced today that it will report earnings results for its third quarter ended September 30, 2013 on Tuesday, November 12, 2013.

CorEnergy will host a conference call on Wednesday, November 13, 2013 at 1:00 p.m. CST to discuss its financial results. Please dial into the call at 877-407-8035 approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format.  A link to the webcast will be accessible at corenergy.corridortrust.com.

A replay of the call will be available until 11:59 p.m. CST December 13, 2013, by dialing 877-660-6853. The Conference ID # is 13572660. A replay of the webcast will also be available on the company’s website at corenergy.corridortrust.com through November 13, 2014.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company's principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure real assets, and is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $13.1 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of September 30, 2013. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com

4200 W. 115th Street Suite 210 Leawood, KS  66211/ Main:  913-387-2790/ Fax:  913-387-2791/corridortrust.com